EXHIBIT 5.1

June 20, 2019

The ONE Group Hospitality, Inc.

411 W. 14th Street, 2nd Floor

New York, New York 10014

We have acted as legal counsel for The ONE Group Hospitality, Inc. (the “Registrant”) in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 covering 2,300,000 shares of Common Stock, $0.0001 par value (the “Shares”), of the Registrant issuable under The ONE Group Hospitality, Inc. 2019 Equity Incentive Plan (the “Plan”).

We have reviewed the corporate actions of the Registrant in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that, the Shares are duly authorized by all necessary corporate action of the Registrant and, when issued and sold in accordance with the terms of the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ STOEL RIVES LLP

Stoel Rives LLP